Exhibit 99.1

NEWS RELEASE

	For additional	Thomas A. H. White
FOR IMMEDIATE RELEASE	information contact:	Senior Vice President, Investor Relations
423.294.8996

Linnea R. Olsen
Director, Investor Relations
410.872.8970
January 30, 2006

Jim Sabourin
Vice President, Corporate Communications
423.294.6043

UnumProvident Corporation Reports

Fourth Quarter 2005 Results

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the fourth quarter of 2005.

The Company reported net income of $137.5 million ($0.43 per diluted common share) for the fourth quarter of 2005, compared to $134.5 million ($0.45 per diluted common share) for the fourth quarter of 2004. Included in the results for the fourth quarter of 2005 are net realized after tax investment gains of $1.5 million, compared to net realized after tax investment gains of $16.8 million in the fourth quarter of 2004. Income excluding net realized after tax investment gains and losses was $136.0 million ($0.43 per diluted common share) in the fourth quarter of 2005, compared to $117.7 million ($0.39 per diluted common share) in the fourth quarter of 2004. (See discussion of non-GAAP financial measures and the related reconciliation below.)

The income excluding net realized after tax investment gains and losses of $117.7 million for the fourth quarter of 2004 includes a charge of $87.8 million after tax ($0.29 per diluted common share) related to the settlement of the multistate market conduct examination and income of $51.1 million after tax ($0.17 per diluted common share) attributable to settlements with the Internal Revenue Service.

Thomas R. Watjen, president and chief executive officer, said, “Although our results this quarter were slightly below our expectations, most of our businesses and product lines are performing well. The results from our U.S. Brokerage - group income protection line were disappointing, but we have made organizational changes and are taking other actions to restore this business to appropriate levels of profitability. This underperformance does not cause us to change our long-term financial goals, though we do expect a slower rate of earnings growth in 2006 as a result. Looking back on 2005, I am very encouraged by the significant progress we made in many areas of the Company and while challenges remain, our confidence in our future is growing.”

Results by Segment

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

The U.S. Brokerage segment reported operating income of $103.9 million in the fourth quarter of 2005, compared to $15.7 million in the fourth quarter of 2004. Excluding the reserve charge of $80.8 million and operating expense charge of $37.6 million related to the multistate market conduct examination settlement agreements, operating income in the fourth quarter of 2004 was $134.1 million.

Within this segment, the U.S. Brokerage group income protection line of business reported operating income of $13.6 million in the fourth quarter of 2005, compared to an operating loss of $88.6 million in the fourth quarter of 2004, which included a reserve charge of $80.2 million and operating expense charge of $36.5 million related to the multistate market conduct examination settlement agreements. Excluding these charges, operating income was $28.1 million in the fourth quarter of 2004. In addition, the results for the fourth quarter of 2004 include $9.9 million in increased net investment income due to the periodic adjustment of amortization on mortgage-backed securities. The benefit ratio for group income protection was 93.9 percent in the fourth quarter of 2005, compared to 92.5 percent in the fourth quarter of 2004, excluding the impact of the charge related to the multistate market conduct examination settlement agreements. Claim recoveries and the timing of claim decisions continued to be adversely impacted by the implementation of organizational and procedural changes. Claim incidence trends on a submitted basis in the Company’s group long-term income protection line in the fourth quarter of 2005 were slightly lower compared with the third quarter of 2005 and with the levels of the year ago quarter. Premium income in group income protection declined 4.0 percent to $629.7 million in the fourth quarter of 2005, compared to $656.2 million in the fourth quarter of 2004, reflecting lower sales in recent quarters as the Company has focused on improving the profitability of the business. Sales of fully insured group long-term income protection products in the fourth quarter of 2005 declined 14.7 percent to $68.1 million, compared to $79.8 million in the year ago quarter, and sales of fully insured group short-term income protection products in the fourth quarter of 2005 increased

14.0 percent to $32.6 million, compared to $28.6 million in the year ago quarter. For both of these lines, sales in the core small and mid-sized markets improved significantly relative to the year ago quarter while sales in the large case market declined. Premium persistency in the group long-term income protection line of business was 84.8 percent for both the full year 2005 and 2004.

The U.S. Brokerage segment’s group life and accidental death and dismemberment lines of business reported operating income of $43.5 million in the fourth quarter of 2005, compared to operating income of $62.1 million in the fourth quarter of 2004. The decline in earnings primarily reflects a decline in revenue in both the group life and AD&D lines and a higher benefit ratio in the AD&D line. The benefit ratio in the group life line in the fourth quarter of 2005 was stable relative to the fourth quarter of 2004. Premium income for these lines of business declined 8.3 percent to $366.1 million in the fourth quarter of 2005, compared to $399.4 million in the fourth quarter of 2004, reflecting lower sales and persistency in recent quarters as the Company has focused on improving the profitability of the business in a competitive market environment. Sales of group life products in the fourth quarter of 2005 declined 7.8 percent to $64.2 million, compared to $69.6 million in the year ago quarter, with a decline in large case sales offsetting increased sales in the core small and mid-sized markets. Premium persistency in the group life line of business was 78.3 percent for the full year 2005, compared to 84.0 percent for full year 2004. The decline in persistency was due to higher terminations of some larger cases which had been targeted for significant rate increases.

Also within this segment, the U.S. Brokerage supplemental and voluntary lines of business reported operating income of $46.8 million in the fourth quarter of 2005, compared to $42.2 million in the fourth quarter of 2004. Excluding the reserve charges of $0.6 million and operating expense charges of $1.1 million related to the multistate market conduct examination settlement agreements, operating income in the fourth quarter of 2004 was $43.9 million. The improvement in earnings is primarily driven by improved results in the individual income protection – recently issued and long-term care lines of business. Premium income increased 6.6 percent to $313.2 million in the fourth quarter of 2005, compared to $293.7 million in the fourth quarter of 2004. New annualized sales in the voluntary workplace benefits line of business increased 4.2 percent and individual income protection – recently issued sales increased 5.6 percent in the fourth quarter of 2005 relative to the fourth quarter of 2004, while long-term care sales declined 15.2 percent compared with the year ago quarter.

The Unum Limited segment reported operating income of $49.3 million in the fourth quarter of 2005, compared to $46.7 million in the fourth quarter of 2004. Operating income in this segment benefited from strong premium growth, a slightly lower benefit ratio resulting from favorable claims management results, and a lower expense ratio relative to the year ago quarter. Premium income for this segment increased 12.0 percent to $198.2 million in the fourth quarter of 2005, compared to $177.0 million in the fourth quarter of 2004. New annualized sales in this segment declined 35.0 percent to $24.9 million in the fourth quarter of

2005 from $38.3 million in the fourth quarter of 2004 due primarily to higher sales during 2004 that resulted from the exit of a major insurer from the U.K. market and due to the competitive environment in the U.K. for group life products and the Company’s decision to maintain its pricing discipline.

The Colonial segment reported operating income of $38.7 million in the fourth quarter of 2005, compared to $40.0 million in the fourth quarter of 2004. Results in this segment in the fourth quarter of 2005 were negatively impacted by $6.8 million due to litigation costs. Premium income for this segment increased 5.8 percent to $200.5 million in the fourth quarter of 2005, compared to $189.5 million in the fourth quarter of 2004. New annualized sales in this segment increased 5.3 percent to $97.3 million in the fourth quarter of 2005 from $92.4 million in the fourth quarter of 2004.

The Individual Income Protection – Closed Block segment reported operating income of $33.7 million in the fourth quarter of 2005, compared to income of $37.8 million in the fourth quarter of 2004. Excluding the reserve charge of $3.7 million and operating expense charge of $4.9 million related to the multistate market conduct examination settlement agreements, operating income in the fourth quarter of 2004 was $46.4 million. The decline in income is primarily due to the periodic adjustment of amortization on mortgage-backed securities which increased net investment income by $13.3 million in the fourth quarter of 2004. Claim incidence trends were generally stable with the levels of the prior quarter and year ago quarter; however, claim recovery experience was generally lower than the experience of the prior quarter and year ago quarter.

The Other segment reported operating income of $8.9 million in the fourth quarter of 2005, compared to $8.3 million in the fourth quarter of 2004.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $43.0 million in the fourth quarter of 2005, compared to a loss of $31.5 million in the fourth quarter of 2004. Included in the fourth quarter of 2004 was income of $14.0 million before tax attributable to the interest portion of settlements with the Internal Revenue Service which entitled the Company to a refund of tax plus interest.

During the fourth quarter of 2005, the Company recorded an expense of $9.1 million before tax, or $5.9 million after tax ($0.02 per diluted common share), reflecting a termination fee paid to exit an existing contract with an information technology provider. The Company has entered into an agreement with a new provider which is expected to result in a significantly less costly infrastructure. This fourth quarter expense is reflected primarily in the operating expenses of the U.S. Brokerage and Colonial segments.

Also during the fourth quarter of 2005, the Company recognized tax benefits related to U.K. repatriated dividends and group tax relief of $8.8 million ($0.03 per diluted common share).

The Company’s average number of shares outstanding, assuming dilution, was 318,681,427 for the fourth quarter of 2005, compared to 302,248,001 for the fourth quarter of 2004.

Book value per common share at December 31, 2005 was $24.66, compared to $24.36 at December 31, 2004. Excluding the net unrealized gain on securities and the net gain on cash flow hedges, book value per common share at December 31, 2005 was $20.26, compared to $19.15 at December 31, 2004.

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss excluding realized investment gains and losses, which are recurring, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. The Company believes book value per common share excluding unrealized gains and losses on securities and the net gain on cash flow hedges, which also tend to fluctuate dependent on market conditions and general economic trends, is an important measure. The Company also believes that exclusion of charges such as those related to the multistate settlement agreements enhances the understanding and comparability of the Company’s performance, but this exclusion is not an indication that similar items may not recur. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

UnumProvident Corporation senior management will host a conference call on Tuesday, January 31 at 10:00 a.m. (eastern) to discuss the results of operations for the fourth quarter and will include forward-looking information, such as guidance on future results and trends in operations, as well as other material information. The dial-in number is (800) 818-5264 for the U.S. and Canada. For International, the dial-in number is (913) 981-4910. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Tuesday, February 7. In addition, the Company’s Statistical Supplement for the fourth quarter of 2005 is available on the Company’s website.

UnumProvident is the largest provider of group and individual income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $6.0 billion in total benefits to customers in 2005. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs approximately 11,300 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions and investigations, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2004 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

###

DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($in millions, except share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Operating Revenue by Segment	$2,662.3	$2,650.8	$10,443.9	$10,435.7
Net Realized Investment Gain (Loss)	2.4	25.8	(6.7)	29.2

Total Revenue	$2,664.7	$2,676.6	$10,437.2	$10,464.9

Operating Income (Loss) by Segment	$191.5	$117.0	$716.3	$(288.7)
Net Realized Investment Gain (Loss)	2.4	25.8	(6.7)	29.2
Income Tax (Benefit)	56.4	8.3	196.0	(67.3)

Income (Loss) from Continuing Operations	137.5	134.5	513.6	(192.2)
Loss from Discontinued Operations, Net of Tax	—	—	—	(60.8)

Net Income (Loss)	$137.5	$134.5	$513.6	$(253.0)

PER SHARE INFORMATION
Assuming Dilution:
Income (Loss) from Continuing Operations	$0.43	$0.45	$1.64	$(0.65)
Loss from Discontinued Operations, Net of Tax	—	—	—	(0.21)

Net Income (Loss)	$0.43	$0.45	$1.64	$(0.86)

Basic:
Income (Loss) from Continuing Operations	$0.46	$0.46	$1.74	$(0.65)
Loss from Discontinued Operations, Net of Tax	—	—	—	(0.21)

Net Income (Loss)	$0.46	$0.46	$1.74	$(0.86)

Weighted Average Common Shares - Basic (000s)	296,086.4	295,369.7	295,776.4	295,224.3
Weighted Average Common Shares - Assuming Dilution (000s)	318,681.4	302,248.0	312,512.6	295,224.3

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31, 2005		Three Months Ended December 31, 2004
	(in millions)	Per Share *	(in millions)	Per Share *
Operating Income Before Income Tax and Net Realized Investment Gain	$191.5		$117.0
Income Tax (Benefit) on Operating Income	55.5		(0.7)

Operating Income, Net of Tax	136.0	$0.43	117.7	$0.39
Net Realized Investment Gain	2.4	—	25.8	0.09
Income Tax on Net Realized Investment Gain	0.9	—	9.0	0.03

Net Income	$137.5	$0.43	$134.5	$0.45

	Three Months Ended December 31, 2004
	(in millions)	Benefit Ratio**
U.S. Brokerage Group Income Protection
Premium Income	$656.2
Benefits and Change in Reserves for Future Benefits	687.3	104.7%
Multistate Market Conduct Examination Settlement Agreements	80.2
Benefits and Change in Reserves for Future Benefits, excluding Multistate Market Conduct Examination Settlement Agreements	607.1	92.5%

	As of December 31
	2005		2004
	(in millions)	Per Share	(in millions)	Per Share
Book Value
Total Stockholders’ Equity	$7,363.9	$24.66	$7,224.1	$24.36
Exclude Net Unrealized Gain on Securities	1,040.7	3.49	1,309.8	4.41
Exclude Net Gain on Cash Flow Hedges	273.3	0.91	236.9	0.80

As Adjusted	$6,049.9	$20.26	$5,677.4	$19.15

*	Assuming Dilution
**	Benefits and Change in Reserves for Future Benefits as a percent of Premium Income